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EXHIBIT 11

                   STATEMENT OF COMPUTATION PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS

                                                                                             1/01/00
                                                                                             TO
                                                                   ANNUALIZED                9/30/00
                                                                   ----------                -------
Return on average total assets                                     0.59%                     0.45%
Return on average equity                                           8.83%                     6.62%
Dividend Payout Ratio                                              NA                        NA
Average Equity to Average Assets                                                             6.73%


STATEMENT OF COMPUTED PER SHARE EARNINGS


Net income                                                                                   $ 1,914,924

Average Shares Outstanding                                                                     2,472,500

Basic and diluted net income per share                                                       $      0.77



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